Exhibit 10.1

Management Services Agreement

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of February 25, 2022 (the “Effective Date”) is entered into by and between ResearchDx, Inc., a California corporation, (“Consultant”) and LucidDx Labs Inc., a Delaware corporation (“Company”). Consultant and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties” to this Agreement.

RECITALS:

WHEREAS, Company owns and operates a CLIA-certified high-complexity, laboratory located at 14 Orchard Road, Lake Forest, CA 92630 (the “Laboratory”); and

WHEREAS, Consultant possesses such expertise, and Company desires to retain Consultant, to provide general management and operations of the Laboratory, including, but not limited to, providing a qualified laboratory director and laboratory personnel, as may be necessary under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals, mutual promises, covenants and other valuable consideration contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I

SCOPE OF SERVICES; CONSULTANT’s RESPONSIBILITIES

(a) From and after the Effective Date, Consultant shall provide the following services to Company and the Laboratory (subject to the right of Company, in its sole discretion, to elect to terminate any portion of such services in accordance with Article V(a), whether due to its determination to render such services with its own personnel or otherwise) (collectively, the “Services”):

(1) Laboratory Director. Consultant shall provide either (i) two laboratory directors, one of which is licensed to practice medicine without restriction in the State of California, and the other of which holds a certificate of qualification in generic testing/molecular oncology in the State of New York, or (ii) one laboratory director who meets both criteria set forth in the previous clause (i) (such laboratory director(s), the “Laboratory Director(s)”) each of whom will be licensed and qualified, and shall remain in good standing with, all applicable federal and state laws, including, without limit, the federal Clinical Laboratory Improvement Amendments and its implementing regulations (“CLIA”); the State of California’s Business and Professions Code and/or the applicable state laboratory laws and rules in the state of New York, as applicable; the Laboratory’s accrediting bodies (if applicable) (collectively, the “Laboratory Rules”). The Laboratory Directors shall be responsible for performing, or arranging for or delegating as permitted, all the duties and responsibilities required under the Laboratory Rules (the “Laboratory Director Services”). Each Laboratory Director will assist the Laboratory in maintaining compliance with all applicable federal and state laws, rules, regulations, standards and ordinances, and judicial and administrative interpretations thereof, all criteria and standards of applicable accreditation agencies of Laboratory, and all other policies and procedures duly established by Company and the Laboratory, including, without limit, the services and activities set forth in Exhibit A attached hereto. At all times during the term of this Agreement, Laboratory Director will meet all of the qualifications (“Laboratory Director Qualifications”) as follows:

Exhibit A-1

(i) Licensed to practice medicine without restriction in the State of California or the State of New York, as applicable;

(ii) Eligible and compliant with all criteria for laboratory director of a high complexity laboratory under the Laboratory Rules;

(iii) Eligible to enroll and participate in any federal and state government health care programs; and

(iv) Compliant with (a) the policies and procedures of Company and the Laboratory and (b) the requirements of various governmental and accrediting agencies applicable to Laboratory, as may be amended from time to time.

As used herein, references to “Laboratory Director” shall mean the laboratory director licensed to practice medicine without restriction in the State of California, or the laboratory director holding a certificate of qualification in generic testing/molecular oncology in the State of New York, as the context may require.

(2) Laboratory Operations. Consultant, together with the Laboratory Director, shall manage and oversee all of the Laboratory’s clinical and operational activities, including, without limit, ensuring that: (i) the Laboratory’s testing systems are appropriate and provide quality services in all aspects of test performance (i.e., pre-analytic, analytic, and post-analytic phases of testing); (ii) the Laboratory’s physical and environmental conditions are adequate and appropriate for the testing performed; (iii) the environment for personnel is safe from physical, chemical, and biological hazards and that biohazard and safety requirements are followed; (iv) a general supervisor for high complexity testing is available to provide day-to-day supervision of all testing personnel and reporting of test results while providing on-site supervision for specific minimally qualified testing personnel when performing such high complexity testing; (v) sufficient numbers of appropriately qualified Laboratory Personnel (defined below) are employed at the Laboratory; (vi) new assay procedures are reviewed, included in the appropriate procedure manual, and followed by Technical Personnel (defined below); (vii) all assays are appropriately performed in accordance with Consultant and Company’s procedures and a weekly testing schedule to be agreed upon by the Parties (which schedules shall be designed, to the extent practicable, to maximize the efficiency of the performance of the Test Services (as defined below)); and (viii) if requested by Company, all Laboratory Personnel’s responsibilities and duties are specified in written standard operating procedures. Consultant shall provide training of the Technical Personnel on all methods and procedures of all tests performed by the Laboratory, including, without limit, the EsoGuard assay (collectively, the “Test Services”), as well as provide ongoing support to the Laboratory Personnel, as needed. Consultant will periodically monitor quality and efficiency and conduct periodic reviews to make recommendations to Company relating to the Test Services.

(3) Laboratory Personnel. Consultant shall hire or retain the services of all Laboratory Personnel necessary to perform the Services under this Agreement, as may fluctuate from time to time, that are educated, experienced, and trained to accurately perform tests and report test results in the Laboratory, each of whom shall be licensed and qualified as required under the Laboratory Rules. All Laboratory Personnel shall be employees or agents of Consultant and shall be directly compensated by Consultant. All Laboratory Personnel shall perform their duties under the oversight and management of the Laboratory Director. All personnel decisions, including, but not limited to, those regarding the employment, retention, promotion, and termination of Laboratory Personnel, may be made by Consultant. If Company determines that it is not satisfied with the performance hereunder of any individual that is part of the Laboratory Personnel, Consultant shall upon request by Company use commercially reasonable efforts to replace such individual with someone satisfactory to Company Consultant shall ensure that all Laboratory Personnel involved in the performance of services hereunder have executed a written agreement, in form and substance reasonably acceptable to Company, that binds such personnel to confidentiality provisions that are at least as protective of Confidential Information of Company as those contained in this Agreement and, upon Company’s request, provide Company with a copy of each such executed agreement. Company agrees that no Laboratory Personnel shall be considered an employee of Company or entitled to any benefits or eligible for participation in any benefits plans provided to employees of Company. Consultant further agrees to indemnify and hold harmless Company and its affiliates against any and all liability for claims by Laboratory Personnel asserting an employment relationship with Company or its affiliates in connection with the Services performed hereunder. For the purposes of this Agreement, “Laboratory Personnel” means the employees of Consultant who are responsible for management and oversight of the Laboratory (the “Management Personnel”), and the employees of Consultant who perform the Test Services (the “Technical Personnel”). A list of all Management Personnel and Technical Personnel in each case that are involved in the performance of Services as of the date hereof and their respective compensation levels are set forth on Schedule 1(a)(3). Consultant agrees to provide Company an updated version of such exhibit from time to time (but no less frequently than quarterly) to reflect any changes in the Management Personnel or Technical Personnel in each case that are involved in the performance of Services or their respective annual compensation levels.

Exhibit A-2

(4) Equipment and Supplies. Consultant shall provide general inventory management services for the Laboratory as required in performing the Test Services to ensure an adequate level of inventory of the EsoGuard assay is readily available to the Laboratory in light of the volume of Test Services being performed (and forecasted to be performed) thereat. Consultant shall recommend for purchase or lease by Company any equipment reasonably necessary to run the Test Services (the “Equipment”) and the consumable supplies reasonably necessary to perform the Test Services (the “Supplies”). As requested by Company, Consultant shall fulfill the Laboratory’s need for Equipment and Supplies at the Company’s cost and expense (and provided that Company will reimburse Consultant for the out-of-pocket cost of any such Equipment and Supplies and any related services within thirty (30) days after receipt of an invoice therefor); provided that, Company shall have final authority over all decisions relating to the purchase of any such Equipment and Supplies. Consultant shall be responsible for the maintenance of all Equipment and Supplies in the Laboratory, including the Equipment and Supplies as may be acquired, unless the foregoing are covered by manufacturer services contracts or warranties. Without duplication of any other provision hereof and except as otherwise expressly provided herein, Company will be responsible for the purchase of all Equipment, Supplies and related services, which Consultant may purchase on Company’s behalf or through Company’s account.

(5) Laboratory Vendors. When outside vendors are required for Company to perform the Test Services, Consultant will identify and make arrangements and coordinate with such vendors. Consultant hereby covenants that it shall conduct exclusion screens and only work with vendors who are not excluded from Medicare, Medicaid or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) (“FHCP”).

(6) Certification; Compliance. Company will assist Consultant in, and the clerical tasks involved with, completing the necessary forms and facilitating the process for the Laboratory to obtain and maintain any certifications, accreditations, permits or licenses that are required for Company to perform the Test Services. Consultant will provide on-site support for pre-scheduled CLIA and other regulatory inspections. Consultant and Laboratory Director together with the Company will determine, compile, and draft any required corrective actions for any deficiencies in connection therewith or related to any compliant inspection.

Exhibit A-3

(7) No Marketing. Consultant shall not be responsible for, and will not undertake any, marketing of Company’s Test Services, including, without limit, no solicitation, promotion, arranging for, or recommending of the purchase of Company’s Test Services.

(b) IT Systems. Consultant shall assist Company in securing all information technology related equipment, including, without limitation, all necessary computer equipment, hardware, software, laboratory information system software, connectivity devices, and technology services and the service contracts for the same to operate the Laboratory (collectively, the “IT System”). Consultant agrees to, as directed by Company, to upload and maintain any and all documentation and other written materials generated by Consultant in connection herewith to a directory residing on the IT System that is dedicated to the services to be rendered hereunder. To facilitate the foregoing, Company shall provide Consultant with read/write access during the Term to the applicable directory and any instructions for uploading and maintaining such documentation and written materials within the same. In addition to the foregoing, Consultant shall utilize Company’s IT System for the sole purpose of performing the Services under this Agreement. Consultant shall: (1) never access or use the IT System for any purposes except as expressly permitted hereunder; and (2) use the IT System in accordance with the terms and conditions of any license agreement entered into by and between Company and any vendor or owner of such IT System and any and all Specifications. For the purposes of this Agreement, “Specifications” means: (i) system flow charts, program descriptions, file layouts, database structures, report layouts and screen layouts, interface requirements and layouts, conversion requirements and layouts, refined equipment requirements, acceptance criteria and acceptance test scripts for improvements, enhancements or other alterations required in connection with any of the IT System; and (ii) all operator and user manuals, training materials, guides, listings, specifications and other materials necessary for the complete understanding and use of the functionality of any of the IT System.

(c) Reports and Records.

(1) Consultant, in coordination with Laboratory Director, will prepare and maintain, or cause to be prepared and maintained, and provide to Company such information and documentation that Company may require from time to time in order for the Laboratory to secure reimbursement from federal or state agencies, intermediaries, carriers, other third-party payors, or patients for services provided at the Laboratory. Such information may include, but not be limited to, the recording and maintenance by Laboratory Director of time records required by any FHCP or any third-party payor of all services provided by Laboratory Director. The Parties agree that any records prepared and maintained under this Section will be the property of Company and Consultant’s obligation to return such records will survive the termination of this Agreement.

(2) Consultant will assist the Company in maintaining all Laboratory records and materials, including, but not limited to, all test requisitions and reports, staff files, and data and documentation obtained or generated by Consultant in preparing for or providing the Services hereunder, including all computerized records and files (collectively, the “Records”) in a secure area reasonably protected from fire, theft and destruction. Company will provide an onsite location reasonably protected from fire, theft and destruction, where such Records shall be maintained. Consultant may retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligations of confidentiality under this Agreement. Consultant will not dispose of any Records, except as directed by Company

(d) Consultant shall make every effort to retain test samples on behalf of Company for a reasonable period depending on the amount of sample received and used in the testing process and as required under applicable law or regulation. In any event, Consultant will ensure that samples, to the extent in its custody during the term of this Agreement, are stored at the Laboratory and maintained in accordance with the Laboratory specimen retention standard operating procedures, as in effect from time to time.

Exhibit A-4

(e) Consultant shall perform all Services with reasonable care, in accordance with generally accepted practices in the clinical laboratory industry and in accordance and compliance with applicable federal, state, and local laws and regulations and any applicable accrediting standards.

Article II

COMPANY’s RESPONSIBILITIES

(a) Notwithstanding anything to the contrary contained herein, the ultimate control of the Laboratory shall remain at all times with Company, and Company, by entering into this Agreement, delegates to Consultant only those certain limited powers, duties, and responsibilities expressly set forth in this Agreement. Company shall retain the ultimate responsibility for the Laboratory’s compliance with all applicable laws and regulations, including, without limit, the Laboratory Rules.

(b) Unless otherwise required herein, or by applicable law, Company shall own and/or hold all certifications, accreditations, permits or licenses with respect to the Laboratory, and shall be the “provider” within the meaning of all third-party contracts for the Test Services. To be certain, any fees for such certifications, accreditations, permits, or licenses of the Laboratory shall be paid by the Company.

(c) Company shall retain sole authority with respect to the establishment of fees or charges for provision of the Test Services at the Laboratory.

Article III

COMPENSATION

(a) Minimum Quarterly Payment: Subject to the terms of this Agreement, the base compensation to be paid to Consultant for the Services rendered shall be One Million Eight Hundred Thousand Dollars ($1,800,000.00) payable in quarterly payments of One Hundred Fifty Thousand Dollars ($150,000.00) (“Minimum Quarterly Payment”) during the Initial Term. Each Minimum Quarterly Payment will be paid by the fifteenth (15th) day following the expiration of each applicable three (3)-month quarterly period during the Initial Term. The Minimum Quarterly Payment under this Article III(a) shall be payable only if and while this Agreement is effective. In the event of the termination or expiration hereof, the payment obligations under this Article III(a) shall become null and void and commencing on such effective date of termination (x) Company shall have no obligation whatsoever to make any further Minimum Quarterly Payments, and (y) Consultant shall have no right, title, or interest whatsoever in any further Minimum Quarterly Payments, provided that if the effective date of such termination occurs during any three (3)-month quarterly period, Company shall pay to Consultant an amount equal to the ratable portion of the Minimum Quarterly Payment in respect of that partial period. For the abundance of clarity, except as provided in the proviso of the prior sentence, Company shall not be required to pay to Consultant any unpaid Minimum Quarterly Payments if Company terminates this Agreement with or without cause. For avoidance of doubt, the Parties hereby acknowledge and agree that the Minimum Quarterly Payment due and owing hereunder is without duplication of the same described in that certain Asset Purchase Agreement, dated as of the date hereof, by and between Company and Consultant (“Purchase Agreement”).

(b) Personnel Fee: A monthly fee, to initially equal the amount set forth in Schedule 1(a)(3) (as the same may be adjusted from time to time pursuant to Article III(f) below, the “Personnel Fee”) shall be paid to Consultant, which fee is intended, without markup, to cover the compensation expenses in respect of Laboratory Personnel incurred by Consultant that are properly allocable to Consultant’s management of the operations of the Laboratory, data entry tasks, IT support, quality control management, EsoGuard assay performance, Equipment and Supplies maintenance not covered by manufacturer services contracts and the Test Services.

Exhibit A-5

(c) Invoice: Company shall be invoiced by Consultant for the Personnel Fee on or after the first (1st) day of each month, and all undisputed invoice amounts shall be due within thirty (30) days following Company’s receipt of such invoice.

(d) With regards to the Personnel Fee, as noted above, such fees are intended to cover the actual and documented expenses, in each case without markup, incurred by Consultant that are properly allocable to the provision of the applicable associated services. To ensure that such fees will cover (and will only cover) such expenses without markup, the Parties shall, on a quarterly basis (or at such other times as mutually agreed in by the Parties), review and agree in good faith to adjust such fees to reflect any changes in Consultant’s expenses incurred in connection with the provision of the applicable services since the last adjustment to fees made hereunder, including those changes resulting from Consultant’s cost structuring or insourcing of any applicable services to Company’s own personnel or any other termination of a portion of the Services by Company in accordance with Article V(a) below. To the extent any Consultant personnel or other resources are devoted to the performance of services for Company and other Consultant clients, in determining any adjustments to the Personnel Fee pursuant to the foregoing, the portion of the costs associated with such shared personnel or other resources to be covered by the Personnel Fee shall be determined based on the actual compensation levels of such personnel, the actual out-of-pocket cost to Consultant of such other resources and the amount of time such personnel or resources were devoted to the performance of the associated services hereunder as a percentage of the total time such personnel and resources devote to performance of services on behalf of Consultant, whether for the benefit of Customer or other Consultant clients. No amount to be paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment by Company for referral of patients by Consultant or any of its affiliates.

(e) During the Term and for twelve months after the termination hereof, Consultant shall maintain complete and accurate books and records regarding the calculation of fees due and payable hereunder. In addition, during the Term and for twelve months after the termination hereof, upon Company’s reasonable request, Consultant shall make such books and records, and appropriate personnel, available during normal business hours for inspection or audit by Company or its authorized representative, provided that Company shall conduct or cause to be conducted such audit in a manner designed to minimize disruption of Consultant’s normal business operations. Consultant shall immediately upon notice from Company pay Company the undisputed amount of any overpayment revealed by any audit and Company shall immediately upon notice from Consultant pay Consultant the undisputed amount of any underpayment revealed in any audit.

Article IV

TERM

(a) This Agreement shall commence on the Effective Date and shall continue thereafter for three (3) years (the “Initial Term”) unless or this Agreement is terminated pursuant to Article V.

Article V

TERMINATION

(a) Without Cause Termination. Company may terminate this Agreement (or any portion of the Services to be provided hereunder) without cause upon thirty (30) days prior notice to Consultant. In the event of any termination of a portion of the Services to be provided hereunder, this Agreement shall only terminate with respect to such terminated Services, and the balance of this Agreement shall remain in full force and effect.

Exhibit A-6

(b) With Cause Termination. Either Party may terminate this Agreement upon the occurrence of any one or more of the following events:

(1) The material breach of this Agreement by the other Party without cure within thirty (30) days of receiving the non-breaching Party’s written notice of such breach;

(2) Immediately, by the non-breaching Party, upon the other Party’s: (i) insolvency; (ii) appointing of a receiver for any part of such Party’s property; (iii) assignment for the benefit of such Party’s creditors; or (iv) commencement of any proceedings under any bankruptcy or insolvency law by or against such Party that is not dismissed within sixty (60) days after the filing of such proceeding; and

(3) Immediately if: (i) the other Party fails to comply in all respects with any applicable Law; (ii) the other Party, or any of its Representatives (defined below), is excluded from participation in any FHCP; or (iii) (x) any governmental entity enacts, adopts, or amends a law, rule, or regulation, (y) if any governmental entity or court of competent jurisdiction adopts or amends an interpretation of a law, or (z) if a judgment or award is rendered in litigation that has the effect of prohibiting any right or obligation of the Parties under this Agreement.

(c) Effect of Termination. Upon any termination in full or expiration of this Agreement, for any reason, all rights, covenants and obligations of the Parties and any authorization of Consultant to act on behalf of Company granted by Company hereunder shall cease, except for those rights, covenants, and obligations that have accrued or expressly survive such termination or expiration. Upon notice of termination, both Parties shall use best efforts to cancel any financial obligations incurred and shall avoid incurring any additional costs in connection with the Agreement. Consultant shall be compensated only for the Services actually performed through the effective date of termination. Promptly upon termination, Consultant agrees to promptly, but in any event within ten (10) business days of termination, provide such Confidential Information of Company and other information, documentation, digital or hard assets, property or materials related to work for Company conducted by Consultant under this Agreement that is in Consultant’s possession at such time, subject to Consultant’s right to retain copies of any such information as required by applicable law or its customary record retention policy.

Article VI

INSURANCE

(a) At all times during the Term, Consultant shall provide and maintain comprehensive general liability and property insurance. This includes general commercial liability insurance, with minimum limits of $2,000,000 per occurrence and $4,000,000 in the aggregate with respect to personal injury, bodily injury and property damage insurance, and product liability insurance with minimum limits of $5,000,000 per occurrence and $5,000,000 in the aggregate. Consultant shall provide proof of such insurance at the Company’s request, in a form reasonably satisfactory to the Company.

(b) At all times during the Term, Company shall provide and maintain comprehensive liability and errors and omissions insurance suitable for a CLIA Clinical Laboratory covering the Management Personnel and Technical Personnel in respect of the Services provided hereunder. Company shall provide proof of such insurance at the Consultants’ request, in a form satisfactory to the Consultant.

Exhibit A-7

Article VII

REPRESENTATIONS, WARRANTIES and other covenants

(a) Consultant represents and warrants that it is eligible to participate in any FHCP, and neither it, nor any of its control persons (as defined in 42 U.S.C. § 1320a-3a), employees, or agents, in each case who will perform the Services hereunder (which will result in Company’s submission of claims to a FHCP, private health benefits plan, or commercial insurer): (1) is currently under investigation for any violation of the various provisions of laws governing any federally funded health care benefit program and/or any private health care benefit program which would reasonably be expected to lead to exclusion from such programs; (2) is currently debarred, excluded, suspended or otherwise ineligible to participate in any FHCP or in federal procurement and non-procurement programs; (3) has been convicted of, (i) a criminal offense within the ambit of 42 U.S.C. §1320a-7(a), the False Claims Act, or any similar federal or state health care fraud, abuse, or false claims statute but has not yet been excluded, debarred, suspended, or otherwise declared ineligible for participation in the FHCPs, (ii) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; (iii) fraud, theft, embezzlement, or other financial misconduct in connection with the delivery of a health care item or service; (iv) obstructing an investigation or any other crime referred to in (i) or (iii) above, or (v) the unlawful manufacture, distribution, prescription, or dispensing of a controlled substance; or (4) has been required to pay any civil monetary penalty regarding false, fraudulent, or impermissible claims under, or payments to induce a reduction of limitation of health care services to beneficiaries of, any FHCP, private health benefits plan, or commercial insurer.

(b) Consultant represents and warrants that it has no direct or indirect ownership or controlling interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) of five percent (5%) or more, and is not an officer, director, manager, agent or managing employee (as defined in 42 C.F.R. Part 1001), in a “sanctioned entity” that has been convicted of any offense under 42 C.F.R. Parts 1001 through 1004 or that has been terminated or excluded from participation in any Medicare or Medicaid program nor has Contractor been an officer or managing employee of such an entity.

(c) Consultant represents and covenants that any person rendering the Services hereunder on behalf of Consultant will not offer or give anything of value in order to induce referrals to Company or do anything to encourage, condone or assist in the ordering or billing of medically unnecessary services. Consultant shall not provide any entertainment, gifts, or other benefits for any customer/client or prospective customer/client in violation of applicable law. Consultant shall consult with Company’s principals or legal counsel over any questions of proper conduct or sales or marketing activities. Consultant shall immediately notify Company of any known or suspected violation of law or inappropriate conduct by Consultant or any person rendering the Services hereunder.

(d) Consultant represents and warrants that it is not bound by any other agreement which could prevent, or be violated by, or under which there would be a default as a result of, the execution and performance of this Agreement, and that Consultant will not enter into any such conflicting agreements during the term of this Agreement.

(e) Company agrees that during the Term and for 12 months thereafter (the “Restricted Period”), Company will not directly or indirectly, for its own account or for the account of others, hire, urge, induce, entice, or in any manner whatsoever solicit a Laboratory Director to leave the employment of Consultant or any of its affiliates. Company agrees that during the Restricted Period, Company will not directly or indirectly, for its own account or for the account of others, hire, urge, induce, entice, or in any manner whatsoever solicit any Consultant employee other than a Laboratory Director to leave the employment of Consultant or any of its affiliates without first discussing such solicitation or hiring with the Consultant. Subject to the foregoing requirement to so discuss such solicitation or hiring, Company agrees that if during the Restricted Period, any Consultant employee other than a Laboratory Director leaves the employment of Consultant and becomes an employee of Company or any of Company’s affiliates, Company will pay Consultant 30% of the employee actual total compensation for the 12 month period ending on the termination date of such employee’s employment with Consultant.

Exhibit A-8

Article VIII

COMPLIANCE

(a) Until the expiration of six (6) years after the furnishing of the Services provided under this Agreement, the Parties agree to make available to the Secretary of the U.S. Department of Health and Human Services, the U.S. Comptroller General, the Social Security Administration, and their representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of the Services rendered under this Agreement. If the duties of the Agreement are carried out through a subcontract worth $10,000 or more over a twelve (12) month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General and their representatives to the related organization’s books and records. This clause applies regardless of whether the Party is designated elsewhere in this Agreement as a contractor, subcontractor, vendor, and seller or otherwise.

(b) The Parties intend at all times to comply fully with all applicable laws concerning the Services contemplated hereunder, including, without limit, all applicable federal, state and local laws, rules and regulations related to the operation of a CLIA-certified laboratory facility.

(c) The Parties agree to preserve the confidentiality of any patient information exchanged under this Agreement in compliance with all applicable federal, state and local laws, rules and regulations governing the confidentiality of patient information and medical records (collectively, “PHI”), including, without limit, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and as otherwise may be amended from time to time, and any and all implementing regulations (collectively “HIPAA”). Contemporaneously with the execution of this Agreement, the Parties will enter into the HIPAA Business Associate Agreement attached hereto as Exhibit B and incorporated into this Agreement (the “Business Associate Agreement”), which shall remain in effect during the term of this Agreement.

(d) In the event this Agreement is determined to be legally improper because of any change in the law, including administrative or judicial interpretations of the law, the Parties shall cooperate in reforming those aspects of this Agreement determined to be legally improper, while not substantially changing the financial position of any Party, provided that such reformation can be accomplished without the violation of any applicable rule or regulation.

Exhibit A-9

Article IX

INDEMNIFICATION

(a) Company shall defend, indemnify and hold harmless Consultant, its affiliates, and their respective officers, directors, employees, and agents (collectively, the “Consultant Indemnitees”) from and against any and all liabilities, claims, actions or suits resulting from any third-party claim made or suit brought against Consultant Indemnitees (“Claims”) arising out of or relating to: (i) the negligence or willful misconduct of Company, its Affiliates, or their respective employees and agents in connection with this Agreement, except to the extent caused by or arising out of the negligence or willful misconduct of Consultant Indemnitees; or (ii) any breach of this Agreement by Company; provided that:

(1) Company must be promptly notified in writing of any Claim within such time as is reasonably necessary to allow Company to respond to the Claim prior to any legally-required deadline for which indemnification is sought, provided that any failure to so notify Company shall not limit any of the obligations of Company or any rights of Consultant under this Article IX (except to the extent such failure materially prejudices the defense of such Claim); and

(2) Company shall have sole control over the defense and settlement of any Claim for which indemnification is sought and the Consultant Indemnitees shall reasonably cooperate with Company and its representatives in the investigation and defense of the Claim, provided that Company shall act reasonably and in good faith with respect to the defense or settlement of the Claim as to the Consultant Indemnitees and will not reach any settlement which does not include an unconditional release of each Consultant Indemnitee from all liabilities and obligations in connection with such Claim or requires an admission of fault by a Consultant Indemnitee without that Consultant Indemnitee’s prior written consent.

(b) Consultant shall defend, indemnify and hold harmless Company, its affiliates, and their respective officers, directors, employees, and agents (collectively, the “Company Indemnitees”) from and against any and all liabilities, claims, actions or suits resulting from any third-party claim made or suit brought against Company Indemnitees (“Claims”) arising out of or relating to (i) the negligence or willful misconduct of Consultant, its affiliates, or their respective employees, agents, or subcontractors, except to the extent caused by or arising out of the negligence or willful misconduct of Company Indemnitees; or (ii) any breach of this Agreement by Consultant; provided that:

(1) Consultant must be promptly notified in writing of any Claim within such time as is reasonably necessary to allow Consultant to respond to the Claim prior to any legally-required deadline for which indemnification is sought, provided that any failure to so notify Consultant shall not limit any of the obligations of Consultant or any of the rights of Company under this Article IX (except to the extent such failure materially prejudices the defense of such Claim); and

(2) Consultant shall have sole control over the defense and settlement of any Claim for which indemnification is sought and the Company Indemnitees shall reasonably cooperate with Consultant and its representatives in the investigation and defense of the Claim, provided that Consultant shall act reasonably and in good faith with respect to the defense or settlement of the Claim as to the Company Indemnitees and will not reach any settlement which does not include an unconditional release of each Company Indemnitee from all liabilities and obligations in connection with such Claim or requires an admission of fault by a Company Indemnitee without that Company Indemnitee’s prior written consent.

Article X

CONFIDENTIALITY

(a) Confidentiality.

(1) The Parties agree that neither Party, nor their respective members, managers, officers, employees, agents, affiliates (collectively, “Representatives”), or affiliates’ Representatives shall, at any time during the Term or four (4) years after the date that this Agreement terminates or expires, disclose to anyone any confidential or secret information concerning: (i) the business, affairs or operation, including any relationship by and between the Parties hereto or with any public or private third-party payor, managed care company, or commercial insurer; (ii) any trade secrets, new product developments, special or unique processes or methods; or (iii) any marketing, sales, advertising or other concepts or plans, of the other or any of their respective subsidiaries or affiliates (the “Confidential Information”). Each of the Parties’ Representatives shall be required to agree to maintain the Confidential Information in strict confidence and not to disclose any such Confidential Information to any unauthorized person or entity except to such Party’s employees and other personnel, officers, directors, representations and agents in connection herewith.

Exhibit A-10

(2) The Parties hereby acknowledge and agree that this Agreement will be treated as Confidential Information, as that term is defined hereunder and will be afforded all of the securities as provided for in this Article. Notwithstanding anything to the contrary in this Article X(a)(2), Company shall have the right to disclose the existence of, and to describe the terms of, this Agreement in any press release and in any financial or regulatory filings made by it (including attaching this Agreement as an exhibit to any such financial or regulatory filing, as may be required by applicable law).

(3) This Agreement shall apply to all Confidential Information disclosed by each Party to the other for and during the Term, unless the information is: (i) in the public domain at the time of disclosure by either Party (other than as a result of a breach of the restrictive covenants herein), (ii) known to such Party prior to obtaining the same from the other Party, or (iii) obtained by either Party from a third party, who did not receive the Confidential Information, directly or indirectly, from either Party under a similar confidentiality/nondisclosure obligation to such Party.

(4) The Parties further acknowledge and agree that they each claim and reserve all rights afforded under all applicable copyright and patent laws in all Confidential Information furnished hereunder. This Agreement shall not affect any transfer of title in or to any Confidential Information, and the Parties agree that they shall not assert any right, title, or interest in any Confidential Information of the other. Each Party acknowledges that it is granted only a limited right to use the Confidential Information of the other Party as aforesaid, which right terminates upon the expiration or termination of this Agreement, except as required by law.

(5) The restrictions set forth in this Article X shall not apply to disclosure: (i) as expressly authorized by this Agreement; (ii) as required by law, government regulation, or court order; (iii) with the other Party’s prior written consent; or (iv) to ensure that their respective employees or agents participating in the performance of this Agreement are advised of the confidential nature of the Confidential Information and are bound by the terms provided herein. If a Party is requested or required to disclose any Confidential Information in connection with any legal or administrative proceeding, such Party shall, to the extent not prohibited by law, promptly notify the other Party in writing of such request or requirement so that the other Party can seek an appropriate protective order or other remedy to prevent or limit disclosure of the Confidential Information. If such protective order or other remedy is not obtained, such Party shall furnish only that portion of the Confidential Information that, in the written opinion of such Party’s counsel, is legally required to be disclosed, and such Party will use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

(6) The Parties acknowledge that the unauthorized disclosure or use of any Confidential Information could cause irreparable harm and significant injury which may be difficult to measure with certainty or to compensate through damages. Accordingly, the Parties agree that seeking injunctive or other equitable relief shall be appropriate without the necessity to post bond in the event of any breach hereof in addition to such other remedies as may be available at law.

(b) The provisions of this Article X shall survive the expiration or termination of this Agreement as set forth in Article X(a)(1).

Exhibit A-11

Article XI

limitation on liability

(a) EXCEPT WITH RESPECT TO A BREACH OF CONFIDENTIALITY, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR COSTS OF PROCUREMENT OF SUBSTITUTE SERVICES, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES INCURRED BY SUCH PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OR OTHERWISE.

(b) EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS OR A BREACH OF CONFIDENTIALITY, EACH PARTY’S TOTAL AND CUMULATIVE LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED $5,000,000. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Article XII

MISCELLANEOUS

(a) Party Relationship. For all purposes, the Parties shall be treated as independent contractors and not as, employees, partners or joint venturers. Without limiting the generality of the preceding sentence, neither Party shall exercise any control over the ownership or management of the other. Both Parties acknowledge and agree that neither Party shall withhold any amounts for payment of taxes from the compensation of the other Party’s employees hereunder. As an independent consultant, any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or union or professional guild regulations from the compensation of Consultant, shall be Consultant’s sole responsibility and Consultant shall indemnify and hold Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments. This Section shall survive the expiration or termination of this Agreement.

(b) Waiver. No waiver of any provision hereof shall be valid unless set forth in writing by the Party granting such waiver. If either Party hereto waives a breach of one of the provisions hereof by the other Party, that waiver shall not operate or be construed as a waiver of any other provision of this Agreement, or as a waiver of a subsequent similar breach hereof.

(c) Assignment; Subcontract. Neither Party shall assign this Agreement except with the other Party’s prior written consent; provided, however, such consent, if given, shall not relieve the assigning Party of its representations, warranties, or obligations under the Agreement. To the extent permitted above, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

Exhibit A-12

(d) Survival. All provisions which provide that they shall survive the termination of this Agreement or which by their nature are intended to survive the termination of this Agreement shall so survive.

(e) Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, that upon such determination that any term or other provision is unlawful, the Parties hereto shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally valid manner in order that each transaction contemplated hereby is consummated as originally contemplated to the greatest extent possible.

(f) Governing Law; Dispute Resolution. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Subject to the last sentence of this paragraph, any dispute or controversy between the Parties arising out of or relating to this Agreement or the relationship between the Parties shall be submitted exclusively to arbitration in the City of New York administered by the American Arbitration Association, or alternatively, at the election of Company, JAMS in dispute. Any decision or award rendered by the arbitrator shall be final and binding on the Parties and shall not be subject to appeal except as provided by law. Judgment on the award may be enforced in any court of competent jurisdiction. The Parties expressly authorize the arbitrator to require that all or a portion of the prevailing Party’s fees and expenses (including attorneys’ fees) in the arbitration be allocated to and borne by the other Party, if the arbitrator determines that the other Party’s positions were sufficiently frivolous so as to make such allocation equitable. The proceedings in arbitration shall be kept confidential. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and of the United States District Court for the Southern District of New York, for temporary injunctive or other relief in aid of arbitration or to prevent irreparable harm prior to the appointment of the arbitrator, and irrevocably waive, to the fullest extent they may effectively do so, the defense of inconvenient forum to the maintenance of any action for any such relief in any such court.

(g) Notices. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing or by email and shall be deemed to have been duly given (1) if personally delivered, upon delivery or refusal of delivery, (2) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, (3) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery, or (4) if sent by email, upon transmission if during normal business hours on a Business Day or upon the opening of business on the subsequent Business Day if transmitted after normal business hours. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows:

If to the Company:

LucidDx Labs Inc.

One Grand Central Place, Suite 4600

New York, NY 10165

Attn: Lishan Aklog, MD

Phone: (212) 949-4319

Email: la@pavmed.com

and a copy to:

Friedman Kaplan Seiler & Adelman LLP

7 Times Square

New York, NY 10036-6516

Attn: Michael Gordon, Esq.

Phone: (212) 833-1197

Email: mgordon@fklaw.com

If to Consultant:

ResearchDx, Inc.

5 Mason Ln, Suite 100

Irvine, CA 92618

Attn: Philip D. Cotter, PhD, FACMGG, FFSc(RCPA)

Phone: (510) 332-0477

Email: pcotter@researchdx.com

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this Article XI(g).

Exhibit A-13

(h) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be signed and transmitted by facsimile, pdf, or other electronic means, with such signature to be treated as an original and the document transmitted to be considered to have the same binding effect as an original signature on an original document.

(j) Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the transaction set forth herein, and supersedes all prior agreements, arrangements, understandings and negotiations relating to its subject matter. This Agreement may be amended, supplemented, or modified only by execution of a written instrument signed by both Parties.

[signature page follows]

Exhibit A-14

IN WITNESS WHEREOF, this Agreement is executed, to be effective as of the Effective Date.

LUCIDDX LABS INC.		RESEARCHDX, INC.

By:	/s/ Lishan Aklog, MD	By:	/s/ Philip D. Cotter, PhD
Name:	Lishan Aklog, MD	Name:	Philip D. Cotter, PhD, FACMGG, FFSc(RCPA)
Title:	Executive Chairman	Title:

[SIGNATURE PAGE OF Management Services Agreement]